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                                                                    EXHIBIT 99.1


Contact:                    Halsey Drug Co., Inc.
Investor Relations -        Peter A. Clemens, Vice President and CFO
                            (815) 399-2060

                              FOR IMMEDIATE RELEASE

                              HALSEY DRUG CO., INC.
                             TO BE DELISTED BY AMEX
                    TRADING TO COMMENCE ON OTC BULLETIN BOARD

Rockford, IL, August 30, 2000, Halsey Drug Co., Inc. (AMEX:HDG) announced today that after exhausting its appeal rights, it has been advised by the Adjudicatory Counsel of the American Stock Exchange ("Amex") that the Amex has determined to delist the Common Stock of the Company as it does not meet the Amex's criteria for continued listing. Such criteria include minimum levels of shareholders equity and the absence of years of net losses from continuing operations which, in the opinion of the Amex, is necessary for continued listing. As a result, the last day for trading on the Amex will be Thursday, September 7, 2000.

The Company anticipates that trading in the Company's Common Stock will commence Friday, September 8, 2000 on the Over the Counter Bulletin Board. Investors may continue to contact licensed brokers to purchase shares of the Company.

EXCEPT FOR THE HISTORICAL MATTERS CONTAINED HEREIN, THE STATEMENTS IN THIS PRESS RELEASE ARE FORWARD LOOKING AND ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. INVESTORS ARE CAUTIONED THAT FORWARD LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES WHICH MAY AFFECT HALSEY'S BUSINESS AND PROSPECTS, INCLUDING ECONOMIC, COMPETITIVE, GOVERNMENTAL, TECHNOLOGICAL AND OTHER FACTORS DISCUSSED IN FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. ADDITIONALLY, ALTHOUGH THE COMPANY HAS BEEN INFORMED THAT ONE OR MORE BROKERS WILL MAKE A MARKET IN THE COMPANY'S COMMON STOCK ON THE OTC BULLETIN BOARD, SUCH BROKERS ARE NOT OBLIGATED TO DO SO AND MAY DISCONTINUE MAKING A MARKET AT ANY TIME.

Halsey Drug Co., Inc., together with its subsidiaries, is a leading manufacturer of generic drugs in solid and liquid dosage forms sold to distributors, wholesalers, drugstore chains, institutions, government agencies and other pharmaceutical manufacturers nationwide, as well as a manufacturer of active pharmaceutical ingredients.